Exhibit 10.09
Compensatory Arrangements for Named Executive Officers
The Bank is an “at will” employer and does not provide written employment agreements to any of its employees. However, employees, including Named Executive Officers (or “NEOs”), receive (a) cash compensation (i.e., base salary and, for exempt employees, the ability to participate in a “variable” or “at-risk” short-term incentive compensation plan), (b) retirement related benefits (i.e., defined benefit and defined contribution plans) and (c) other benefits. Other benefits, which are available to all regular employees, include medical, dental, vision care, life, business travel accident, and short and long term disability insurance, flexible spending accounts, an employee assistance program, educational development assistance, voluntary life insurance, long term care insurance and fitness center reimbursement. An additional benefit offered to all officers, age 40 or greater, or who are at VP level or above), is a physical examination every 18 months. (Participation in non-qualified defined contribution and defined benefit plans are offered to employees at the rank of Vice President and above who exceed income limitations established by the Internal Revenue Service for three out of five consecutive years and who are also approved for inclusion by the Bank’s Benefit Equalization Plan Committee.)
The annual base salaries for the Named Executive Officers are as follows (whole dollars):

	2006	2007
Alfred DelliBovi	$560,018	$583,539
Patrick Morgan	280,479	292,259
Peter Leung	371,999	387,623
Paul Heroux	264,507	275,616
Craig Reynolds	259,542	270,443
More information about compensation arrangements can be found in Item 11 of the Annual Report on Form 10-K.